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                                                                    Exhibit 99.1

                                     [LOGO]

FOR FURTHER INFORMATION, CONTACT:
Michael Molina
Chief Financial Officer
(813) 632-3300

FOR IMMEDIATE RELEASE
April 17, 2003

     JLM INDUSTRIES, INC. ANNOUNCES 2002 FOURTH QUARTER AND YEAR-END RESULTS


TAMPA, Florida - April 17, 2003 - JLM Industries, Inc. (Nasdaq NMS: JLMI), a leading global marketer, distributor and manufacturer of commodity and specialty chemicals, announced its operating results for the fourth quarter and year ended December 31, 2002.

                               Fourth Quarter 2002

Comparing the fourth quarter of 2002 to the same period in 2001, revenues increased by $34.0 million, or 95.8%, from $35.5 million to $69.4 primarily due to higher sales volume and higher selling prices. Gross profit for the fourth quarter increased $2.1 million, or 72.6%, from $2.9 million in 2001 to $5.0 million in 2002. Selling, general and administrative expenses ("SG&A") decreased by $1.1 million, or 16.7%, for the fourth quarter of 2002 as compared to the same period in 2001. Net loss decreased by $2.1 million, or 74.9%, for the fourth quarter of 2002 from a net loss of $2.7 million in 2001 to a net loss of $0.6 million in 2002. The Company's Chief Financial Officer Michael Molina stated, "I am encouraged by the significant improvement in our operating performance in both the manufacturing and marketing segments in the fourth quarter of 2002."

                                 Full Year 2002

Total revenues for the year ended 2002 decreased $98.7 million, or 29.0%, to $241.5 million from $340.2 million in the prior year. Revenues for the Company's marketing segment decreased $104.1 million, or 32.9%, to $212.1 million for the year ended December 31, 2002 from $316.2 million for the prior year. The decrease in marketing revenues is primarily attributable to the Company's sales of its Singapore subsidiary and JLM Terminals during 2001, which accounted for approximately $132.6 million in revenues in 2001, offset by a $28.6 million increase in sales within the Company's continuing international trading activities. Revenues for the manufacturing segment increased $5.4 million, or 22.1%, to $29.4 million for the year ended

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December 31, 2002 from $24.1 million for the prior year. The increase in manufacturing segment revenues was primarily due to increases in selling prices.

Gross profit decreased $4.4 million, or 25.5%, to $13.2 million for the year ended December 31, 2002 from $17.7 million for the prior year. The decrease in gross profit was primarily due to the absence of gross profit from subsidiaries disposed of during 2001, and, to a lesser extent, lower gross profits from the Company's manufacturing operation, which experienced unusually high energy and raw material costs, offset by higher gross profit from the Company's trading activities based in the U.S. However, as a percentage of sales, the Company's gross profit margin improved from 5.2% in 2001 to 5.5% in 2002.

SG&A decreased $4.9 million, or 20.8%, to $18.6 for the year ended December 31, 2002 from $23.5 million for the prior year. The decrease in SG&A was primarily due to the sale of the Singapore subsidiary and JLM Terminals, and to a lesser extent the reductions in personnel, office closings and other cost savings initiatives implemented by management.

Operating loss decreased by $0.5 million to $5.4 million for the year ended December 31, 2002 from an operating loss of $5.9 million for the prior year.

Interest expense, net of interest income, decreased $0.9 million in 2002 as compared to 2001 primarily due to lower interest rates.

Other income, net of other expense, decreased by $6.6 million to $0.4 million for the year ended December 31, 2002 from $7.0 million for the prior year. The decrease was primarily due to net gains recorded in 2001 from the sales of certain business units and proceeds from the settlement of a lawsuit that did not recur in 2002.

The Company reported a net loss of $11.7 million for 2002 which included a $6.2 million (net of tax) cumulative effect of an accounting change related to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". The $6.2 million non-cash charge was non-operational in nature. The Company's loss before cumulative effect of accounting change was $5.4 million for 2002 as compared to $3.0 million for 2001.

John L. Macdonald, JLM's President and Chief Executive Officer said that he "saw 2002 as a year of great opportunities brilliantly disguised as unsolvable problems." Reflecting on the economic conditions of 2002 coupled with increased energy costs, Mr. Macdonald said he "looks forward to the anticipated cycle upswing and believes that having survived the downturn, the Company is well-positioned to improve."

JLM Industries, Inc. is a leading international marketer and distributor of performance chemicals, olefins, petrochemicals, engineered resins and plastics. The Company believes it is

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one of the largest chemical distributors in North America, and is a manufacturer and merchant marketer of phenol and acetone. JLM affiliates are conveniently located in sixteen countries around the world to serve its customers on a regional and global basis. Visit the JLM web site at www.jlmi.com to learn more about its worldwide capabilities.

Forward-Looking Statements

Certain statements contained in this press release, including without limitation, statements that are not historical facts and statements containing the words "believes", "anticipates", hopes, "intends", "expects", and other words of similar import, constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the assumptions used to make the forward-looking statements contained herein are reasonable, such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to differ materially from expectations. Such factors include: the cyclical nature of the worldwide chemical market; the possibility of excess capacity; fluctuations in the cost and availability of raw materials; the political and economic uncertainties associated with international operations; fluctuations of foreign currency exchange; the ability to dispose of various non-core assets and operations; the risks associated with potential acquisitions; the ability to implement other features of the Company's business strategy; and other factors discussed in the Company's latest annual report on Form 10-K. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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                      JLM INDUSTRIES, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                            Years Ended December 31,

                                                                   2002             2001
                                                               -------------    -------------
Revenues ...................................................   $ 241,463,800    $ 340,226,513
Cost of revenues ...........................................     228,308,038      322,573,531
                                                               -------------    -------------
   Gross profit ............................................      13,155,762       17,652,982
Selling, general and administrative expenses ...............      18,631,962       23,511,337
                                                               -------------    -------------
   Operating loss ..........................................      (5,476,200)      (5,858,355)
Interest expense-net ......................................      (1,860,241)      (2,774,576)
Other income (expense)-net ................................         430,427        6,956,703
Foreign currency exchange loss-net ........................        (166,927)        (366,943)
                                                               -------------    -------------
Loss before minority interest, income taxes and cumulative
   effect of accounting change .............................      (7,072,941)      (2,043,171)
Minority interest in income of subsidiaries ................         236,826           23,069
                                                               -------------    -------------
Loss before income taxes and cumulative effect of
   accounting change .......................................      (6,836,115)      (2,020,102)
                                                               -------------    -------------
Income taxes
   Current .................................................        (310,271)         300,338
   Deferred ................................................      (1,097,820)         669,421
                                                               -------------    -------------
   Total income tax (benefit) provision ....................      (1,408,091)         969,759
                                                               -------------    -------------

Loss before cumulative effect of accounting change .........      (5,428,024)      (2,989,861)
Cumulative effect of accounting change .....................      (6,248,585)              --
                                                               -------------    -------------
Net loss ...................................................     (11,676,609)      (2,989,861)
Other comprehensive income (loss) ..........................         114,267       (1,152,751)
                                                               -------------    -------------
Comprehensive loss .........................................   $ (11,562,342)   $  (4,142,612)
                                                               =============    =============

Basic and diluted loss per share before cumulative effect
   of accounting change ....................................   $       (0.57)   $       (0.35)
Cumulative effect of accounting change .....................           (0.66)              --
                                                               -------------    -------------
Basic and diluted loss per share ...........................   $       (1.23)   $       (0.35)
                                                               =============    =============
Weighted average basic and diluted shares outstanding ......       9,451,297        8,561,631